Exhibit 99.23

HEADWATERS INCORPORATED
2012 MANAGEMENT BONUS PLAN

1.             Purposes of the Plan.  This Headwaters Incorporated 2012 Management Bonus Plan sets forth the plan for payment of cash bonuses to those Participants designated for participation and is intended to increase stockholder value and the success of the Company by motivating Participants to perform to the best of their abilities and to achieve the Company’s objectives.  The Plan’s goals are to be achieved by providing such Participants with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals.  The Plan is intended to apply to bonuses for Performance Periods starting on or after the commencement of the Company’s 2013 Fiscal Year.

2.                                      Definitions.

(a)           “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period.  Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b)                                  “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the first day of the Performance Period (or if less, on the last day of the Performance Period).  Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board.

(f)                                    “Company” means Headwaters Incorporated or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g)                                 “Fiscal Year” means a fiscal year of the Company.

(h)                                 “Maximum Award” means, as to any Participant for any Performance Period, the maximum award that may be granted to the Participant under the Plan (if earned).

(i)                                    “Participant” means an eligible member of management of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(j)                                    “Payout Determination Date” means the date upon which the Committee determines the amounts payable pursuant to the Target Award and the Payout Formula with respect to any previously completed Performance Period, in accordance with Section 8(a).

(k)                                “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award.  The formula or matrix may differ from Participant to Participant.

(l)                                    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures:

•                  revenue (including growth on product specific revenue, e.g., new products);

•                  profit/loss and margin percentage (including operating income after taxes, income from continuing operations, operating income, EBIT (as defined), EBITDA (as defined), contribution margin, gross margin, operating margin, and net profit margin);

•                  earnings before interest, and taxes (“EBIT”);

•                  earnings before interest, taxes, and depreciation (“EBITD”);

•                  earnings before interest, taxes, depreciation, and amortization (including equity-based compensation) (“EBITDA”);

•                  fixed payments coverage ratio;

•                  cash proceeds from sale of assets;

•                  return on assets, investment or capital employed;

•                  expenses (including sales, general, and administrative expense (“SG&A”) and interest);

•                  SG&A as percent of revenue;

•                  cost reduction goals;

•                  current ratio (current assets to current liabilities);

•                  asset turnover (including total assets and inventory);

•                  economic value added;

•                  market share;

•                  cash flows (including free cash flow, cash flows from operating activities, and cash flow per share);

•                  improvement in or attainment of working capital levels (including net working capital, day sales outstanding, days payable outstanding);

•                  debt levels;

•                  leverage ratios (including debt to EBITDA and debt to equity);

•                  capital expenditures;

•                  workforce diversity;

•                  customer satisfaction;

•                  implementation or completion of projects or processes;

•                  change in market stock price;

•                  total return on shares of stock or total stockholder return;

•                  stockholders’ equity (including net stockholder equity); and

•                  such other measures selected by the Committee.

The Performance Goals may be based on (i) absolute target values, (ii) growth, maintenance or limiting losses, as compared to a prior period, (iii) continuing operations, or (iv) values relative to the performance of one or more comparable companies or to the performance of one or more relevant indices.  The Performance Goals may be measured on a Company-wide basis or solely with respect to one or more business units, divisions, affiliates, or business segments.  The Performance Goals may differ from Participant to Participant and from Award to Award.

In establishing a Performance Goal on the Target Determination Date, the Committee shall define, in an objective fashion, the manner of calculating the Performance Goal it selects to use for such Performance Period.  The Performance Goals shall be determined in accordance with United States generally accepted accounting principles (“GAAP”), unless the Committee determines that a non-GAAP measure will be used.  The Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance as follows:

•                  to include or exclude restructuring and/or other nonrecurring charges (including, but not limited, to facility closures and consolidations);

•                  to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals;

•                  to include or exclude the effects of changes to GAAP required by the Financial Accounting Standards Board;

•                  to include or exclude the effects of any statutory adjustments to corporate tax rates;

•                  to include or exclude the effects of any “extraordinary items” as determined under GAAP;

•                  to include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company;

•                  to include or exclude the effect of stock based compensation and/or deferred compensation;

•                  to include or exclude any other unusual, non-recurring gain or loss or other extraordinary item;

•                  to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

•                  to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions;

•                  to include or exclude the effects of divestitures, acquisitions or joint ventures;

•                  to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under GAAP;

•                  to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

•                  to include or exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends;

•                  to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);

•                  to reflect any partial or complete corporate liquidation;

•                  to reflect shippable backlog;

•                  to include or exclude the amortization of purchased intangibles, technology license arrangements and incomplete technology;

•                  to include or exclude transaction-related fees and costs;

•                  to include or exclude litigation accruals or settlement costs

•                  to include or exclude unusual tax adjustments;

•                  to include or exclude asset impairments or write-downs;

•                  to include or exclude gains or losses on the sale of investments or other assets;

•                  to include or exclude workforce reductions and related severance costs; and

•                  in such other respects as the Committee may determine.

The amount of any adjustment made pursuant to the prior sentence shall be determined in accordance with GAAP, unless the Committee determines that a non-GAAP adjustment will be used.

(m)                              “Performance Period’ means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(n)                                 “Plan” means this Headwaters Incorporated 2012 Management Bonus Plan.

(o)                                  “Target Award’ means the target award payable under the Plan to a Participant for the Performance Period (if earned), expressed as a percentage of Participant’s Base Salary (or any other measure of the Participant’s base salary determined by the Committee) or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(p)                                  “Target Determination Date” means the date or dates upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 7.

(q)                                  “Threshold Award” means the minimum award payable under the Plan to a Participant for the Performance Period (if earned), expressed as a percentage of Participant’s Base Salary (or any other measure of the Participant’s base salary determined by the Committee) or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3.                                      Plan Administration.

(a)                                  The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions.  Unless otherwise provided by the Committee, the Chief Executive Officer of the Company may exercise all of the powers and authorities of the Committee with respect to the administration of the Plan set forth in this Section 3.  In addition, the Committee may delegate specific administrative responsibilities to other Company employees or others as appropriate for proper administration of the Plan.  References in the Plan to the Committee shall be deemed to include the Chief Executive Officer and any such delegates in respect of their respective powers and authorities.

(b)                                  The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)                                    discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period;

(ii)                                discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility and the amount, manner and time of payment of any Awards hereunder;

(iii)                            to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iv)                               to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(c)           Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.                                      Eligibility.  The management employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, in its sole discretion, and shall exclude executive officers of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934 and any other members of senior management of the Company who are not specifically designated by the Committee as eligible for participation in the Plan.  Unless specifically excepted, a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder.  No person shall be automatically entitled to participate in the Plan.

5.                                      Performance Goal Determination.  On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period.

6.                                      Target Award Determination.  On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award and a Maximum Award (and any Threshold Award, as applicable) for each Participant.

7.                                      Determination of Payout Formula.  On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant.  Each Payout Formula (a) shall be set forth in writing, (b) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved.

8.                                      Payout Determination; Award Payment.

(a)                                  Payout Determination and Certification.  On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes from the meeting in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded.  The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee.  Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may increase, or eliminate or reduce, the Award otherwise payable to any Participant under the Payout Formula.

(b)                                  Right to Receive Payment.  Each Award under the Plan shall be paid solely from the general assets of the Company.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c)                                  Form of Distributions.  The Company shall distribute all Awards to the Participant in cash.  All payments under this Plan will be subject to applicable tax withholdings.

(d)                                  Timing of Distributions.  Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than two and one-half months following the end of the calendar year in which the Participant’s right to payment has become vested (or if later, two and one-half months following the end of the Company’s tax year in which the Participant’s right to payment has become vested) so that all such payments comply with Treasury Regulation Section 1.409A-1(b)(4).

(e)                                  Deferral.  The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Code.  In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan.  Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.                                      Term of Plan.  The Plan shall first apply to the 2013 Fiscal Year.  The Plan shall continue until the the date as of which the Committee terminates the Plan.

10.                               Amendment and Termination of the Plan.  The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder.  At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.                               No Guarantee of Employment.  The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.